Filed Pursuant To Rule 433

Registration No. 333-275079

November 20, 2024

X/Twitter Post:

Live Address: https://x.com/Grayscale/status/1859274831558291895

Tweet 1:

$GBTC launched in 2013, and today GBTC experienced its first Options trade. It’s incredible to see how far Bitcoin investing has come, and we are grateful to the clients who continue invest with Grayscale for #Bitcoin and #crypto exposures.

Tweet 2:

See important disclosures, or speak directly to a team member:

$GBTC: https://etfs.grayscale.com/gbtc

LinkedIn

Live Address: https://www.linkedin.com/posts/grayscale-investments_bitcoin-crypto-activity-7265040527404814337-n2go?utm_source=share&utm_medium=member_desktop
Text:

GBTC launched in 2013, and today GBTC experienced its first Options trade. It’s incredible to see how far Bitcoin investing has come, and we are grateful to the clients who continue invest with Grayscale for #Bitcoin and #crypto exposures.

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See important disclosures, or speak directly to a team member:

GBTC: https://etfs.grayscale.com/gbtc

Grayscale Bitcoin Trust (“GBTC” or the “Fund”), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as ‘40 Act registered ETFs and mutual funds.

Grayscale Bitcoin Trust (the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Foreside Fund Services, LLC is the Marketing Agent for the Fund.

The Fund is subject to significant risk and heightened volatility. The Fund is not suitable for all investors and an investor may lose all their money. The Fund holds Bitcoin; however, an investment in the Fund is not a direct investment in Bitcoin.

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust ETF (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.